JOHN HANCOCK EQUITY TRUST

                                  On behalf of

                         JOHN HANCOCK GROWTH TRENDS FUND

                   AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT

     It is hereby agreed that on June 7, 2005, the Board of Trustees of John Hancock Growth Trends Fund (the "Fund") voted to amend the first paragraph of
Section 5 of the Fund's Investment Management Contract, effective July 1, 2005, as follows:

5. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) 1.00% of the average daily net asset value of the Fund up to $2,400,000,000 of average daily net assets; and (ii) 0.95% of the amount over $2,400,000,000 of average daily net assets.

Executed this 1st day of July, 2005.


                           JOHN HANCOCK EQUITY TRUST,
                           On behalf of John Hancock Growth Trends Fund



                           By:  /s/Alfred P. Ouellette
                                Alfred P. Ouellette
                                Assistant Vice President and Assistant Secretary



                           JOHN HANCOCK ADVISERS, LLC



                           By:  /s/Brian E. Langenfeld
                                Brian E. Langenfeld
                                Assistant Vice President and Assistant Secretary